Exhibit 10.3

October 6, 2008

Steven P. Alsene

13520 Sunset Lakes Circle

Winter Garden, Florida 34787

Re: Second Amendment to Agreement with Respect to Rights Upon Termination of Employment (“Second Amendment”)

Dear Steve:

Reference is made to the Agreement with Respect to Rights Upon Termination of Employment between Steven P. Alsene (“Executive”) and Rotech Healthcare Inc. (“the Company”) dated November 8, 2006 (the “Employment Letter”) as amended on April 18, 2008 (the “First Amendment”). All defined terms used without definitions shall have the meanings provided in the Employment Letter.

WHEREAS, Executive is currently employed as the Chief Financial Officer of the Company;

WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company to (i) amend the Employment Letter in order to make changes intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and (ii) to provide additional financial incentives to the Executive in connection with the Executive’s continued employment with the Company as its Chief Financial Officer;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

A. Effective as of October 6, 2008, the Employment Letter is hereby amended as follows:

1. Paragraph 1 of the Employment Letter is hereby amended in its entirety to read as follows:

“Upon the termination of employment by you for Good Reason or by the Company without Cause (as those terms are defined below), the Company shall: (a) pay to you, with your paycheck immediately following your termination, any base salary or bonus earned by you but not yet paid as of the date of the termination of your employment; (b) fully reimburse you for all reimbursable expenses; (c) subject to Paragraph 13(b), pay to you in a lump sum no later than twenty (20) days after the termination of your employment, an amount equal to the sum of (i) one hundred percent (100%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) one hundred percent (100%) of your annual

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

target performance bonus for the year in which such termination of employment occurs; and (d) if you (and, if applicable, your dependents) timely elect continuation of group health coverage following the termination of your employment in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the monthly premiums for such COBRA coverage for a period of twelve (12) months from the date of the termination of your employment; provided, that in the event the plan under which you and your dependents were receiving health benefits immediately prior to your date of termination is not fully-insured, then in lieu of the foregoing, if you timely elect COBRA coverage then, subject to Paragraph 13(b), the Company shall reimburse you for a period of twelve (12) months following your termination, for the monthly premium for such COBRA coverage in an amount equal to 100% of such premium on a tax grossed-up basis (to the extent such monthly premium is taxable), payable on the first payroll date in each month following the termination date. Reimbursement of monthly premiums shall apply to all health plans under which you participate while you are an active employee of the Company, including, without limitation, the executive benefit program. Your entitlement to the severance pay and other termination benefits provided for in this Paragraph 1 are conditioned upon your providing a general release in favor of Rotech, in a form approved by the Company, of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company.”

2. A new sentence is hereby added to the end of Paragraph 2 of the Employment Letter to read as follows:

“Any such bonus shall be payable by the March 15th of the calendar year immediately following the calendar year in which such bonus was earned.”

3. Paragraph 4 of the Employment Letter is hereby amended in its entirety to read as follows:

“For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events without your written consent: (a) a material decrease in your base salary, (b) the Company requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment as of the Effective Date, (c) a material reduction in your duties, authorities or responsibilities, (d) a material diminution in your reporting requirements, (e) a material diminution in the budget over which you retain authority, or (f) the Company’s material breach of this Agreement. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.”

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

4. The new Paragraph added to the Employment Letter pursuant to paragraph 1 of the First Amendment shall hereby be deemed as Paragraph 10 of the Employment Letter.

5. A new Paragraph 11 is hereby added to the Employment Letter to read as follows:

“11. In addition to your annual base salary and annual performance target bonus provided in Paragraph 2, you shall be entitled to receive the following compensation:

(a) for so long as the Company remains in compliance with the provisions of Sections 7.01, 7.02 and 7.03 of the Credit Agreement, dated as of March 30, 2007, among the Company, Credit Suisse, as Administrative Agent and Collateral Agent, and the other lenders parties thereto and the provisions of Sections 4.07, 4.08 and 4.09 of the Indenture, dated as of March 26, 2002 between the Company and the Bank of New York, as Trustee, the Company shall pay to the Executive an amount equal to Sixteen Thousand Six Hundred Sixty Seven Dollars ($16,667) on the tenth (10th) day of each of the three consecutive months commencing on October 10, 2008.

(b) In addition to the amounts provided for in Paragraph 11(a) above, unless directed otherwise by the Chief Executive Officer of the Company in his complete and sole discretion, the Company shall pay to the Executive an amount equal to Sixteen Thousand Six Hundred Sixty Seven Dollars ($16,667) at the same times and for the same three consecutive months for which payments are provided for under Paragraph 11(a) above.

(c) If, based upon any certificate or other report made by the Company, the Company is not in compliance with the provisions of the Credit Agreement or the Indenture referred to above, the payments provided for in Paragraph 11(a) above shall immediately cease and any amount received by the Executive pursuant to Paragraph 11(a) above in respect of any month during which the Company was not in compliance shall be set off against amounts payable under this Paragraph 11.”

6. The paragraph added to the Employment Letter pursuant to paragraph 2 of the First Amendment is hereby replaced in its entirety with the following which shall be added to the Employment Letter as Paragraph 12 thereof to read as follows:

“12. In the event of the closing of a Change of Control (as the term is defined below), the Company shall pay to you in a lump sum concurrent with such closing, an amount equal to the sum of (a) 100% of your annual base salary (measured as of the time of the closing of the Change of Control transaction), and (b) 100% of your annual target performance bonus for the year in which the closing of the Change of Control transaction occurs. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if, after November 6, 2006 (the “Effective Date of the Employment Letter”), there shall have occurred any of the following: (i) any “person,” as such term is used in Paragraph 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Group Affiliate, or any company

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires beneficial ownership (as defined under Paragraph 13(d) of the Exchange Act) of voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined under Paragraph 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who was a beneficial owner of outstanding voting securities of the Company on the Effective Date of the Employment Letter (an “Existing Shareholder”), including any group that may be formed which is comprised solely of Existing Shareholders or any affiliate of an Existing Shareholder to whom voting securities may be transferred if and for so long as the Existing Shareholder remains an indirect beneficial owner of the voting securities following such transfer, unless and until such time after the Effective Date of the Employment Letter as any such Existing Shareholder shall have acquired beneficial ownership (other than by means of a stock dividend, stock split, gift, inheritance or receipt of securities in compensation for individual services as a director or officer of the Company) of any additional voting securities of the Company; (ii) during any period of twelve (12) consecutive months commencing on or after the Effective Date of the Employment Letter, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a “person” (as defined above) who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; (iii) the consummation of a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this Paragraph 2, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or Group Affiliate, such surviving entity or a subsidiary thereof; or (iv) the sale or disposition by the Company of all or substantially all of the Company’s assets (or, to the extent permitted by Section 409A of the Code any transaction having a similar effect).

The foregoing notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation. In addition, an initial public offering (“IPO”) of the securities of the Company shall not constitute a Change of Control for purposes of this Agreement.”

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

7. A new Paragraph 13 is hereby added to the Employment Letter to read as follows:

“13. (a) The parties hereby agree that the provisions of this Agreement shall be interpreted to be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. The Company shall have no liability with regard to any failure to comply with Code Section 409A or this Paragraph 13.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination of your employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Paragraph 13(b), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code and to the extent such payment and benefits exceed the Separation Pay Limit (as defined below), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” or (ii) the date of your death. On the first Company payroll date occurring on or following the first day of the seventh (7th) month following the date of your “separation from service” or, if earlier, on the date of your death, all payments delayed pursuant to this Paragraph 13(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) your annualized compensation based on your annual rate of pay for your taxable year preceding the taxable year in which your termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which you terminate employment.

(c) All reimbursements under this Agreement shall be paid in accordance with the Company’s reimbursement policy as in effect from time to time, upon your presentation of an itemized account with supporting information satisfactory to the Company in substantiation of such amounts. Except as otherwise set forth in this Agreement, to the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, all such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

B. Except as set forth in this Amendment, all of the terms of the Employment Letter and previous amendments thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

Very truly yours,

Rotech Healthcare Inc.

By:
Name:	Philip L. Carter
Title:	Chief Executive Officer & President

Accepted and Agreed:

Steven P. Alsene

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600